Exhibit 99.1

Post Office Box 787 Lebanon, Tennessee 37088-0787

C B R L  G r o u p,  I n c.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266
CBRL GROUP REPORTS SEPTEMBER COMPARABLE STORE SALES
LEBANON, Tenn. — October 2, 2007 — CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® restaurants and gift shops for the four-week period ending Friday, September 28, 2007. The sales are compared with comparable weeks, not the prior-year fiscal period, as a result of the 53rd week in the fiscal year ended on August 3, 2007:
•	Comparable store restaurant sales increased 1.5% from the comparable four-week period last year, with approximately 3.1% higher average check primarily due to an average menu price increase of about 3.8%. Traffic declined approximately 1.6%.

•	Comparable store retail sales were down 0.2% from the comparable four-week period in fiscal 2007. Excluding the effect of Porch Sale clearance events in both years, sales would have increased 2.0%.
Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 565 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.
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